English Translation

For Reference Only

Exhibit 99.3

Investment Agreement

This special shares investment agreement (Agreement) is made as of 5 July 2021 by and between the following parties:

Woods Investment, Ltd., a limited company limited by shares incorporated in accordance with the Applicable Laws of the R.O.C. (Company); and

the natural persons and/or juristic persons listed in Annex A (collectively Investors).

Whereas the Company contemplates a share swap with Taiwan Liposome Company, Ltd. (Target Company) in accordance with the Business Mergers And Acquisitions Act, Securities Exchange Act, and Applicable Laws, whereby the Company issues Series B Special Shares (as defined hereunder) as consideration to pay shareholders of the Target Company in exchange for all of the issued shares of the Target Company, and the Target Company will become a wholly owned subsidiary of the Company upon completion of the share swap (Share Swap).

Whereas shareholders of the Target Company having obtained the Series B Special Shares may elect to convert the Series B Special Shares into Common Shares (as defined hereunder) of the Company or the Company will repurchase ahead of the maturity date or redeem in whole upon the maturity of the Series B Special Shares at its issue price. In this regard, the Company contemplates a capital increase by issuing Series A-1 special shares, Series A-2 special shares, and Series A-3 special shares (collectively Series A Special Shares), to raise funds for redeeming the Series B Special Shares. The conditions for issuing each of the Series A Special Shares are set out in the articles of incorporation to be amended by the Company, in Attachment 1.

Whereas the Investors desire to participate in accordance with the terms and conditions of this Agreement in the issue of the Series A Special Shares for capital increase by the Company, for the purpose of funding the repurchase and redemption by the Company of the Series B Special Shares issued for the Share Swap.

In witness whereof, the parties agree to enter into this Agreement with the following terms on the basis of their respective undertakings, representations, warranties, mutual understanding, and conditions below:

Article 1Definitions

1.1	Unless otherwise stipulated elsewhere in this Agreement, the terms used in this Agreement are defined as below:
(a)	“Common Shares” means the common shares issued by the Company as at the date of this Agreement in accordance with its articles of incorporation.
(b)	“This Agreement” means this agreement as amended or supplemented from time to time in accordance with its provisions.
(c)	“Business Day” means a day on which banks in Taiwan normally operate to handle general banking business.

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(d)	“Close” or “Closing” means the completion by the Company of the capital increase contemplated by this Agreement.
(e)

“Government Authority” means an R.O.C. judicial, legislative, or administrative authority, or an individual or association appointed by an administrative authority to exercise public authority, including without limitation the R.O.C. Financial Supervisory Commission (FSC), Taipei Exchange (TPEx), and Taiwan Stock Exchange Corporation.

(f)	“Government Permission” means all licenses, permits, certification, and other authorizations and approvals required under the applicable laws, statutes, and regulations of any Government Authority.
(g)

“Applicable Laws” means any law, bill, statute, legislation, regulation, order, ruling, decision, or directive of any government or jurisdiction, or any local law, bill, statute, legislation, regulation, order, ruling, decision, or directive.

(h)	“Obligations” means any and all debts, obligations, and liabilities, whether or not incurred, known, express or potential, due, or confirmed.
(i)	“Encumbrance” means any mortgage, pledge, lien, other security interest, claim or encumbrance of a similar nature.
(j)

“Material Adverse Impact” means (1) a serious adverse impact on assets, the projected operation, financial condition, results of operation, or company performance or prospects etc.; or (2) a serious adverse impact on the ability or inability to complete on schedule the transaction contemplated by this Agreement.

(k)

“Person” means a natural person, company, joint venture, partnership, enterprise, trust, unincorporated organization, limited liability company, government or any government department or institution, or any other organization.

1.2	Other Definitions
(a)	For the purposes of this Agreement, “this Agreement” and terms with a similar import shall mean this Agreement in its entirety instead of any specific clause of this Agreement.
(b)	Terms used in this Agreement include both the singular and the plural.

Article 2Share Swap and Distribution

2.1

The Company has proposed to the Target Company acquiring 100% of the shares of the Target Company by the Share Swap, whereby the Company issues redeemable and convertible Series B Special Shares (Series B Special Shares) to shareholders of the Target Company in exchange for the shares of the Target Company held by shareholders of the Target Company. The exchange ratio of the Share Swap is one common share of the Target Company for one Series B Special Share of the Company. The issue price of the Series B Special Shares of the Company is TWD 100 per share. Series B Special Shares which shareholders of the Target Company do not apply to convert into Common Shares in accordance with the conditions prescribed by the Company before the conversion deadline of the Series B Special Shares are subject to mandatory redemption by the Company on the maturity date of the Series B Special Shares at the issue price of the Series B Special Shares (Redemption Price), which will be paid by the Company in a lump sum with the proceeds received by the Company from the issue of the Series A Special Shares. The Company will reorganize after completion of the Share Swap.

English Translation

For Reference Only

According to its reorganization plan, the Company will conduct one or a series of transactions to become a subsidiary of 《TLC BioSciences Corp.》 for the purposes of listing on overseas securities exchange(s) or of overseas mergers and acquisitions. The tentative structure is as below:

(a)

Shareholders of the Company will sell their shares in the Company to 《TLC BioSciences Corp.》 and, depending on the class of the Company shares held, subscribe for the shares of Teal Sea Holding Corp. (Cayman 1) or Sea Crest Holding Corp. (Cayman 2) with the proceeds received. Shareholders of the Series A-1 special shares of the Company will subscribe for the Series A special shares issued by Cayman 1. Shareholders of the Series A-2 special shares, Series A-2 special shares, and Common Shares of the Company will, corresponding to the class of stock they hold, subscribe for the same number of shares and at the same price per share as the number and price they sell the Company shares for, respectively of the Series A special shares, Series B special shares, and common shares issued by Cayman 2.

(b)

Upon completion of reorganization, the Company will become a 100% owned subsidiary of 《TLC BioSciences Corp.》, and 《TLC BioSciences Corp.》 will be owned by Cayman 1 and Cayman 2. The structure after reorganization is shown in Appendix 1.

2.2

The Company has received non-binding letters of intent from shareholders holding 70% or more of the shares of the Target Company, indicating that they will convert the Series B Special Shares of the Company they receive into Common Shares of the Company within the conversion period. In this regard, the estimated amount of funds for redemption which the Company will need to raise will be TWD 2,575,000,000 if it proceeds with a mandatory redemption at the Redemption Price as a result of shareholders with 30% of the shares of the Target Company not converting the Series B Special Shares of the Company they receive into Common Shares of the Company. As projected by the Company, sources of funds for the Redemption Price will include a loan of USD 36 million first to be procured through the issue of exchangeable notes (Exchangeable Notes) in the principal amount of USD 36 million by Cayman 1 to PAG Growth Lynx Holding (BVI) Limited (PAG), then to be disbursed by Cayman 1 to TLC BioSciences Corp. to be extended in full to the Company (Loan Proceeds); the rest of the funds will come from equity investments of the Investors in the Series A Special Shares issued by the Company.

2.3

The Company will execute a share swap agreement with the Target Company subject to the approval of the latter’s board of directors. If the Share Swap is approved by the shareholders of the Target Company, the Company will, before the effective date of the Share Swap with the Target Company, raise capital by issuing the Series A Special Shares (Shares for Capital Increase) to the Investors according to the class and number of shares of the Shares for Capital Increase listed in Annex A, to fund the redemption of the Series B Special Shares by the Company at the Redemption Price. The Investors hereby agree to subscribe for the Shares for Capital Increase and pay the subscription price in Annex A to the Company. The issue price per share of the Shares for Capital Increase is TWD 100 irrespective of class. The rights and Obligations in the Series A Special Shares are set out in the articles of incorporation of the Company to be amended, as in Attachment 1. As evidence to be presented to the Target Company of the Company’s sources of funds for the Redemption Price, the Investors agree to remit the subscription

English Translation

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price in Annex A for subscribing for the Shares for Capital Increase to the account of the Company (Prepayment) or provide a letter of bank guarantee to the satisfaction of the Company, in accordance with the instructions of the Company, before the Target Company holds an audit committee meeting to deliberate on the Share Swap. The Company shall remit in full the Prepayment received to the trust account (Trust Account) opened by the Company with KGI Bank Co., Ltd. (Trustee), within three days of said receipt, to be entrusted to the Trustee. The Company and the Trustee will execute a relevant trust deed governing the administration, utilization, and disposition of funds of the entrusted Prepayment. The beneficiary of the trust deed is the Company, and the Trustee is not administrating the Trust Account for the Investors. The purpose of the trust is to ensure the utilization of Prepayment being accordant with the trust deed, without having the purpose of guaranteeing the return of Prepayment. The Company shall be liable for all claims by the Investors under this Agreement. The trust-ship exists solely between the Company and the Trustee. The Prepayment will become trust assets after being given by the Company into trust. The Company and the Investors shall settle such disputes arising out of the Prepayment having not deposited into the Trust Account. The Investors agree to provide his/her personal information and the information of this Agreement to the Trustee, and agree that the Trustee may, within the purpose of the trust deed, collect, process, use and disclose of such information. Other than the disclosure or publication otherwise required by Applicable Laws or trust deed, the Trustee shall bear with confidentiality for such information.

2.4

The subscription price received by the Company for the Series A Special Shares that it issues as Shares for Capital Increase shall only be used for the purpose of funding payment of the Redemption Price of the Series B Special Shares. If the Redemption Price actually paid is less than the sum of the subscription price of the Shares for Capital Increase issued by the Company and the Loan Proceeds, the Company will calculate proportionally the number of shares to be actually subscribed for, the amount of subscription price to be actually paid and the excessive amount of subscription price having paid by each Investor, and the Company shall obtain the original copies of the letters of consent from the Investors (indicating the account number, the amount and the account title) and instruct the Trustee to return the excessive amount of subscription price having paid by Investors from the Trustee Account to the bank account designated by the Investors.

Article 3Closing

3.1

Subject to the satisfaction of the conditions precedent to capital increase set out in Article 6 of this Agreement, each party agrees to issue the Shares for Capital Increase and pay the subscription price (Closing), as well as perform the payment and delivery Obligations in this article, for the class, number, and amount of subscription price of the Shares for Capital Increase listed in Annex A, on the effective date of capital increase determined by the Company, which will be the earlier of the 20th day before the effective date of the Share Swap with the Target Company and the 7th Business Day before the Target Company suspends trading on the TPEx. Each party shall use its reasonable efforts to Close the transaction concerning the Shares for Capital Increase in accordance with this Agreement.

3.2

Investors having paid the Prepayment shall deliver a written consent to the Trustee (in the form shown in Attachment 2) 2 Business Days before the effective date of capital increase, agreeing for the Trustee to remit by the Closing date in accordance with the trust deed and the instructions of the Company the amount of the subscription price from the Trust Account to the bank account designated by the Company, for paying in full for the

English Translation

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Shares for Capital Increase. Investors not having paid the Prepayment, including those not having made payment and those having provided a letter of bank guarantee only, shall remit the subscription price to the bank account designated by the Company, before the effective date of capital increase. If an Investor having provided a letter of bank guarantee fails to remit before the effective date of capital increase the subscription price to the bank account designated by the Company, the Company may issue a disbursement instruction in writing, instructing and requesting the guarantor bank to remit the guarantee amount on the effective date of capital increase to the bank account designated by the Company.

3.3	The Company shall deliver the documents below to the Investors upon receipt of the subscription price:
(a)	a certificate of payment of subscription price of shares bearing the company and chairman stamps of the Company (as the form in Attachment 3); and
(b)	a photocopy of a shareholder register bearing the company and chairman stamps of the Company that is valid, complete, and correct as at the Closing date.

Article 4Company Representations and Warranties

The Company hereby represents and warrants to the Investors that the representations and warranties in this article remain true and correct from the date of this Agreement to the Closing date:

4.1.

The Company is a company incorporated lawfully and existing validly in accordance with the laws of the R.O.C., with legal competence and standing to hold and dispose of assets and operate businesses in which it engages currently and contemplates engaging in the future. Currently the Company neither is in the course, nor has performed any acts for the purposes, of dissolution of liquidation.

4.2.

The Company is empowered to execute this Agreement, has full legal powers and authorization to issue, sell, and deliver the Shares for Capital Increase to the Investors, and has performed all necessary legal procedures required by the Company Act or other Applicable Laws. This Agreement is binding on the Company lawfully and validly in accordance with its terms and, unless otherwise restricted by law, enforceable against the Company.

4.3.

The execution and performance of this Agreement by the Company will not violate: (a) any agreements, Obligations, Applicable Laws, regulations, or rules by which it shall be bound; or (b) its articles of association, constitutive documents, or operation related licenses and permits. The Company has also obtained all necessary internal consents and approvals and those of competent authorities for the execution and delivery of this Agreement and the performance of the Obligations under this Agreement.

4.4.

In regard to the transaction contemplated by this Agreement, the Company is not subject to provisional injunction, preliminary or permanent provisional remedies or injunctive relief, or other like order or disposition of any competent courts, or to any restrictive or prohibitive provisions of the Applicable Laws impacting the conduct of the transaction contemplated by this Agreement. The transaction contemplated by this Agreement is not subject to any proceedings initiated or conducted by an administrative authority, competent authority, or other Government Authority seeking any of the aforementioned enforcement or prohibition. No one has performed any legal act, nor have any Applicable Laws, rules and regulations, statutes, or orders been enacted, promulgated, enforced, or deemed applicable to the transaction contemplated by this Agreement, to the extent that

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the conduct or consummation of said transaction by the Company shall be in violation of law.
4.5.

The execution, delivery, and performance of this Agreement and related documents by the Company do not require the consent, approval, waiver of rights, or Government Permission of any Government Authority or other Persons.

4.6.

The Shares for Capital Increase will have been issued in accordance with the Company Act and other Applicable Laws by the Closing date. Persons entitled by law to the pre-emptive rights in regard to the new shares have all waived such rights. The Shares for Capital Increase are the lawfully issued Common Shares and Series A Special Shares of the Company at the time of their issue on the Closing date, free of any Security Interest, lien, or other Encumbrance or restriction unless the Investors, the Company, and PAG otherwise agree among themselves and except where the shares of the Target Company are pledged by the Company to sure the Obligations of the Company under the guarantee and promissory note issued in respect of the Exchangeable Notes.

Article 5Investor Representations and Warranties

The Investors hereby represent and warrant to the Company that the representations and warranties in this article remain true and correct from the date of this Agreement to the Closing date:

5.1

The Investors are either juristic persons incorporated lawfully and existing validly in accordance with their governing laws or natural persons with legal capacity. If juristic persons, the Investors have procured all government approvals and permissions allowing them to subscribe for the Shares for Capital Increase. If natural persons, the Investors are not subject to any court order of the commencement of guardianship or assistantship. If juristic persons, the Investors currently neither are in the course, nor have taken any actions for the purposes, of dissolution of liquidation. If natural persons, the Investors are not declared bankrupt, and have not entered into rehabilitation or liquidation procedures in accordance with the Consumer Debt Clearance Act.

5.2

The Investors are empowered to execute this Agreement and documents required by this Agreement, and have full legal competence to subscribe for and obtain the Shares for Capital Increase. This Agreement is binding on the Company lawfully and validly in accordance with its terms and, unless otherwise restricted by law, enforceable against the Investors.

5.3

The execution and performance by the Investors of this Agreement and documents required by this Agreement will not cause the Investors to violate: (a) any agreements, Obligations, Applicable Laws, regulations, or rules by which they shall be bound; or (b) their articles of association and constitutive documents. The Investors have also obtained all necessary Government Permissions and approvals for the execution of this Agreement and performance of the Obligations under this Agreement.

5.4

In regard to the transaction contemplated by this Agreement, the Investors are not subject to provisional injunction, preliminary or permanent provisional remedies or injunctive relief, or other like order or disposition of any competent courts, or to any restrictive or prohibitive provisions of the Applicable Laws impacting the conduct of the transaction contemplated by this Agreement. The transaction contemplated by this Agreement is not subject to any proceedings initiated or conducted by an administrative authority, competent authority, or other Government Authority seeking any of the aforementioned enforcement or prohibition. No one has performed any legal act, nor have any Applicable

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Laws, rules and regulations, statutes, or orders been enacted, promulgated, enforced, or deemed applicable to the transaction contemplated by this Agreement, to the extent that the conduct or consummation of said transaction by the Investors shall be in violation of law.

Article 6Conditions Precedent to Closing

6.1	The completion by any Investor of the Obligation to pay under Article 3.2 is conditional upon the satisfaction of all or, subject to waiver by the Investor, all or part of the following conditions:
(a)	the Target Company having obtained the approval of the TPEx for delisting its shares from TPEx and the approval of the FSC for ceasing its status as a public company;
(b)	the Company and the Target Company having scheduled the effective date of the Share Swap.
6.2	The completion by the Company of the Obligations in Article 3.3 is conditional upon the satisfaction of all or, subject to waiver by the Company, all or part of the following conditions:
(a)

the chairman of the Company having resolved, and the shareholders meeting having adopted the necessary resolution, to amend the articles of incorporation in the form set out in Attachment 1 and issue the Series A Special Shares for Capital Increase;

(b)	the Investors having delivered all Closing related documents and performed the Obligations under this Agreement in accordance with Article 3.2 of this Agreement;
(c)	the Target Company having obtained the approval of the TPEx for delisting its shares from TPEx and the approval of the FSC for ceasing its status as a public company;
(d)	the Company and the Target Company having scheduled the effective date of the Share Swap.

Article 7Covenants and Other Consents

7.1.

Pursuant to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to perform and cause to be performed readily feasible acts, or immediately proceed or cause to be proceeded with all reasonable, appropriate, and feasible matters required by applicable laws and regulations for completing and effecting the transaction contemplated by this Agreement.

7.2.

The Investors agree to execute upon Closing the share pledge agreement provided by the Company, pledging the Series A Special Shares held in favor of PAG, and further agree to complete all necessary pledge procedures, including pledge registration, for the purposes of securing the repayment of the Exchangeable Notes.

7.3.

The Investors shall complete the filing of Schedule 13D in accordance with U.S. securities act and relevant Applicable Laws at the request of the Company as soon as possible within 7 days of the signing of this Agreement.

Article 8Confidentiality

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8.1

Unless it is otherwise agreed in Article 8.2, neither party may, absent the prior written consent of the other party, disclose in any manner, directly or indirectly, or use for any purposes, the terms of this Agreement, relevant transaction contents, and data provided to the other party on account of this Agreement, unless disclosure is required for purposes of legal compliance, in which event the disclosing party shall give prior written notice of the disclosure to the other party.

8.2	The restrictions in Article 8.1 above are not applicable if:
(a)	the information provided by the other party has become, before or after its provision, publicly known through disclosure not in violation of confidentiality Obligations;
(b)	disclosure is required by a court or competent authority order for legal compliance; or
(c)

the information is provided to the party’s legal or financial consultants, accountants, employees, directors, and supervisors, and the Trustee, where such recipients are bound by confidentiality Obligations under general circumstances and have executed a written nondisclosure agreement.

8.3

Information to be released publicly by the Company shall be so released by itself instead of by each party independently, except information that shall be made public by a party in accordance with the Applicable Laws.

8.4	This article survives termination of this Agreement for 2 years.

Article 9Exercise of Rights and Indemnification

9.1

A party that violates any representation, warranty, consent, or undertaking in this Agreement shall indemnify the other party against any damage and losses suffered therefrom, provided the liability of an Investor for damages under this article is limited to its violations of the representations and warranties under this Agreement as occasioned up to the Closing date.

9.2

Each Investor may exercise independently its rights which he or she is entitled to under this Agreement, including without limitation the right to terminate this Agreement under Article 10, and is responsible independently for its Obligations under this Agreement, including Obligations to pay the subscription price in Article 2 and liability for default. In any event, no Investor is jointly and severally liable for any Obligations of another Investor.

Article 10Termination and Consequences

10.1

This Agreement will take effect as of its execution unless it is otherwise agreed in this Agreement, and may be terminated by the parties before the Closing date under any of the following circumstances:

(a)	all parties agree in writing to termination;
(b)	the Company and the Target Company are unable to execute a share swap agreement in connection with the Share Swap by 31 July 2021;
(c)

the share swap agreement executed by and between the Company and the Target Company in connection with the Share Swap is terminated or rescinded for cause, or the Share Swap is permanently restricted, prevented, or prohibited by any law, Applicable Laws, provision, order, decision, or injunction promulgated, or other

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measures adopted, by a competent Government Authority or court which are final and conclusive and unappealable, or in respect of which no other statutory remedies are available;
(d)

the necessary corporate approvals of the Target Company, including those of the merger and acquisition special committee, board of directors, and shareholders meeting, cannot be obtained for the Share Swap;

(e)	the necessary approvals of the Government Authority, including those of the FSC and TPEx, cannot be obtained for the Share Swap;
(f)	the Share Swap cannot be completed before 31 March 2022;
(g)

should either party violate this Agreement to the extent that the transaction contemplated by this Agreement cannot be consummated, the non-breaching party has the right to notify the breaching party in writing of the termination of this Agreement if either the breaching party fails to rectify within 20 days of its receipt of written notice of violation from the non-breaching party, or rectification is no longer possible, provided where this Agreement is terminated between some of the parties, it will continue in force and effect between the remaining parties between which this Agreement has not been terminated; or

(h)

either party may terminate this Agreement if the Closing under this Agreement is permanently restricted, prevented, or prohibited by any law, Applicable Laws, provision, order, decision, or injunction promulgated, or other measures adopted, by any court of competent jurisdiction or other competent Government Authority which are final and conclusive and unappealable, or in respect of which no other statutory remedies are available.

10.2

Upon the termination of this Agreement, the Company and each Investor who has paid the Prepayment shall jointly issue a written instruction/consent to the Trustee for the return of the Prepayment in the Trust Account to the bank account designated by each Investor who has paid the Prepayment (in the event the balance in the Trust Account is insufficient, the Trustee shall return to each Investor the amount pro rata according to the Prepayment such Investor paid opposed to the aggregate amount of Prepayment; in the event the Trust Account remains balance after returning the Prepayment to Investors, such balance shall be returned to the Company ), provided the termination of this Agreement in accordance with this article neither relieves a party of any responsibility incurred up to the termination nor affects the terms expressly stated in this Agreement as surviving or designed to survive the termination of this Agreement.

Article 11Others

11.1Notice

Notices under this Agreement shall made in writing in Chinese and may be served by personal delivery with written confirmation of receipt provided; by facsimile followed by postal delivery of a confirmed version by registered mail; or by mail with postage prepaid and return receipt, at either of the following addresses or at other address notified by a party in writing to the other party by any of the aforementioned methods:

(1)	To the Company: Woods Investment, Ltd.

Address: 11F-1 3 Park Street, Nangang, Taipei

Facsimile:

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Attention: YEH George

(2)	To an Investor: addressed to the representative at the address and facsimile number listed on the signature page.

Notices made under this Agreement will take effect (i) upon personal service on the notified party; (ii) upon confirmation by the machine of the transmitting party of successful transmission, if sent by facsimile; or (iii) five Business Days of delivery to the post office or international courier, if sent by registered mail at the address of the notified party indicated in this Agreement. In the event of two or more notification methods, the earliest time of service prevails.

Either party changing its address above shall notify the other party in writing, or the change of address will not be effective against the party not notified.

11.2	Amendment, Waiver, Severability

This Agreement supersedes all prior agreements, documents, or other supporting documentation in respect of matters contained in this Agreement. Revisions and amendments to this Agreement are subject to the written consent of all parties. No waiver of or consent to any of the rights and obligations under this Agreement is effective unless made in writing by each of the relevant parties. No delay by a party in exercising relevant rights or seeking claims, or failure of said party to exercise relevant rights or seek claims, upon a breach of this Agreement by the other party, will affect the rights of the first-mentioned party or may be deemed an indication by the first-mentioned party of waiver or release of the breach.

Each term of this Agreement shall be interpreted in a valid manner under applicable laws to the extent possible. Terms of this Agreement that are prohibited or invalid under applicable laws will not take effect only to the extent of such prohibition and invalidation, which does not affect the effects of the remaining portions of such terms or other clauses of this Agreement.

11.3	Headings

Headings in this Agreement are inserted for ease of reference only and may not be deemed an integral part, or affect the interpretation of any term, of this Agreement.

11.4	Counterparts

This Agreement may be executed in counterparts. Each counterpart executed and delivered, whether in authentic or facsimile form, has the same effect as an authentic copy.

11.5	Language

This Agreement is made in the Chinese language and may be translated into other languages as necessary. The Chinese version prevails in the event of a conflict of meaning between the versions.

11.6	Succession and Assignment

Neither party may assign the rights under this Agreement to others absent the express written consent of the other party, unless this Agreement stipulates otherwise. This Agreement is effective against the legal successors and permitted assigns of each party.

11.7	Governing Law

This Agreement is interpreted in accordance with the laws of the R.O.C. as the governing law.

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11.8	Dispute Resolution

The parties to this Agreement shall seek to resolve any dispute over any agreement in or subsequent amendment to this Agreement by negotiating with each other in good faith. If the dispute cannot be resolved through negotiation within 30 days, it shall be referred to the Chinese Arbitration Association, Taipei to be resolved by arbitration in accordance with the Arbitration Act of the R.O.C. and CAA Arbitration Rules. Arbitrations are conducted in the Chinese language. Arbitral awards are final and conclusively binding upon all parties.

【The space below of this page is intentionally left blank by the parties】

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This Agreement will take effect as of its execution by the duly authorized representatives of the parties on the first-mentioned date above.

Woods Investment, Ltd.

Representative: ___________________

Name: YEH George

Title: Chairman

Address: 11F-1 3 Park Street, Nangang, Taipei

Investment Agreement

Signature Page

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This Agreement will take effect as of its execution by the duly authorized representatives of the parties on the first-mentioned date above.

Investors:

Representative: __________________

Name:

Title (applicable to a juristic person):

Address:

Fax No.:

Investment Agreement

Signature Page

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Annex AInvestor List

Unit: no. of shares/TWD

Investor	Series of Special Shares	No. of Shares for Capital Increase	Subscription Price	Form of Investment
				Capital Increase Amount as at Resolution	Prepayment	Performance Guarantee
LIN Yuhua	A-1	3,000,000	300,000,000	100,000,000	-	200,000,000
WU Taiping	A-1	600,000	60,000,000	60,000,000	-	-
LIN Yanhui	A-1	400,000	40,000,000	40,000,000	-	-
LIN Chinnu	A-1	500,000	50,000,000	50,000,000	-	-
LIN Chinpen	A-1	2,000,000	200,000,000	-	-	200,000,000
LIN Chenghsien	A-1	2,500,000	250,000,000	50,000,000	-	200,000,000
CHEN Tienhuo	A-1	2,000,000	200,000,000	-	-	200,000,000
YEH George	A-1	1,800,000	180,000,000	-	180,000,000	-
CHEN Leemei	A-2	2,520,000	252,000,000	-	252,000,000	-
Topmunnity Therapeutics Taiwan Limited	A-3	20,000	2,000,000	-	2,000,000	-
Champions Management Co., Ltd.	A-3	30,000	3,000,000	-	3,000,000	-
Hongtai Investment Co., Ltd.	A-3	300,000	30,000,000	-	30,000,000	-
Total		15,670,000	1,567,000,000	300,000,000	467,000,000	800,000,000

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Attachment 1

Form of Woods Investment, Ltd. Articles of Incorporation to be Amended

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Attachment 2

Letter of Consent

The undersigned (investor) hereby issues this consent pursuant to its investment agreement executed with Woods Investment, Ltd. as of dd July 2021, agreeing for KGI Bank Co., Ltd.to remit in accordance with the instructions of Woods Investment, Ltd. on the effective date of capital increase the amount of the Prepayment of the subscription price from the Trust Account to the bank account designated by Woods Investment, Ltd., for paying the subscription price to acquire rights in the Series A Special Shares.

Signed by:

(Natural person)

Name:

I.D. No.:

(Juristic person)

Company Name:

Representative:

Government Uniform Invoice No.:

(Signature and stamp of the POA issuer)

* Must be the same as the signature and stamp used in the investment agreement. In the event of a change of the authorized representative, please affix the company and responsible person stamps appearing in the Ministry of Economic Affairs Amendment Registration Form and enclose said form.

dd mm yy

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Attachment 3

Form of Certificate of Payment of Subscription Price

It is hereby certified that the total subscription price in the amount of TWD [        ] made by you on [dd] [mm] 2021 for investing in us for participating in the subscription for a total of [       ] shares of the following shares issued by us for cash capital increase is hereby acknowledged:

□ Series A-1 Special Shares

□ Series A-2 Special Shares

□ Series A-3 Special Shares

To

[*]/[*] Co.

By: Woods Investment, Ltd.

Chairman: YEH George

Uniform No.: 90829607

dd mm 2021

English Translation

For Reference Only

Appendix 1

Structure after Reorganization

PAG
Shareholders of the Series A-1 Special Shares of Woods Investment, Ltd and management team.
Shareholders of the Series A-2 Special Shares, Series A-3 Special Shares, and Common Shares of Woods Investment
Loan
Cayman 1
Cayman 2
TLC BioSciences Corp.
Woods Investment, Ltd.
Taiwan Liposome Company, Ltd.